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                                                                    EXHIBIT 11.1

                            ADVANCED MAGNETICS, INC.

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                 YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

                                                              1997          1996          1995
                                                            ---------     ---------     ---------
Weighted average number of shares issued and
  outstanding...........................................    6,744,946     6,762,748     6,730,315
Assumed exercise of options reduced by the number of
  shares which could have been purchased with the
  proceeds of those options.............................       60,286            --       140,524
Assumed exercise of warrants reduced by the number of
  shares which could have been purchased with the
  proceeds of those warrants............................           --            --            --
Weighted average number of common and equivalent
  shares................................................    6,805,232     6,762,748*    6,870,839

*Due to the net loss for fiscal 1996, computation of per share earnings includes only the weighted average number of shares issued and outstanding.